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                                                                       EXHIBIT 5


                               February 10, 2003


Anadarko Petroleum Corporation
1201 Lake Robbins Drive
The Woodlands, Texas 77380

Gentlemen:

         I am Vice President, Corporate Secretary and Interim General Counsel of Anadarko Petroleum Corporation, a Delaware corporation (the "Company") and in that capacity have acted as counsel for the Company in the preparation of the Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the contemplated issuance by the Company of up to 10,000,000 shares of the Company's common stock, par value $0.10 per share ("Common Stock") under the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

         In preparing this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of rendering this opinion.

         Based on the foregoing, I am of the opinion that:

         (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

         (2) The shares of Common Stock to be issued pursuant to the Plan have been duly authorized and, when issued and sold in accordance with the terms of the Plan for consideration of at least $0.10 per share, will be validly issued, fully paid and non-assessable.

         I am a member of the Bar of the State of Texas and the foregoing opinion is limited to the laws of the State of Texas, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Company relating to the Common Stock referred to above and to the reference of my name in the Prospectus contained therein.


                                        Very truly yours,

                                        /s/ Suzanne Suter